STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/02/2000
001499641 - 3297338

CERTIFICATE OF INCORPORATION

OF

ANYTHINGIT INC.

FIRST. The name of this corporation shall be:

ANYTHINGIT INC.

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Rd., Ste. 400, Wilmington, DE County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD. The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

10,000,000 Shares Consisting Of 5,000,000 Shares Of Common Stock, Par Value Of $.01 per share, and 5,000,000 shares of Preferred Stock, par value of $.01 per share.

FIFTH. The name and address of the incorporator is as follows:

Denise Krackow
Corporation Service Company
2711 Centerville Rd., Ste. 400
Wilmington, DE 19808

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 2nd day of October, A.D., 2000.

Denise Krackow

Denise Krackow
Incorporator

STATE OF NEW JERSEY
DEPARTMENT OF TREASURY
FILING CERTIFICATION (CERTIFIED COPY)

I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department a Certificate of Incorporation on January 31st, 2001 and that the attached is a true copy of this document as the same is taken from and compared with the original(s) filed in this office and now remaining on file and of record.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 1st day of February, 2001

Peter R Lawrance
Acting State Treasurer